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                                                                    EXHIBIT 3.04



                           CERTIFICATE OF DESIGNATION

                                       OF

                SERIES B 6% CUMULATIVE CONVERTIBLE EXCHANGEABLE

                                PREFERRED STOCK

                                       OF

                          WABASH NATIONAL CORPORATION

             Pursuant to Section 151 of the General Corporation Law

                            of the State of Delaware

     I, Donald J. Ehrlich, President and Chief Executive Officer of Wabash National Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors of this Corporation (the "Board") by the Certificate of Incorporation of the Corporation, the Board on March 26, 1997, adopted the following resolution creating a series of 352,000 shares of Preferred Stock designated as "Series B 6% Cumulative Convertible Exchangeable Preferred Stock":

     RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it is hereby created, and the designation and amount thereof and the voting rights or powers (including voting powers), preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Section 1. Designation and Amount.

     1A. The designation of the series of Preferred Stock, $.01 par value per share, provided for herein shall be "Series B 6% Cumulative Convertible Exchangeable Preferred Stock" (hereinafter referred to as the "Series B Preferred"), and the number of shares constituting Series B Preferred shall be 352,000.

     1B. All shares of Series B Preferred redeemed, purchased or otherwise acquired by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued, but not as shares of Series B Preferred.

     1C. The Stated Value Per Share of the Series B Preferred shall be $50.00.


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     1D. The Series B Preferred shall with respect to rights upon liquidation, winding up or dissolution, and redemption rights, rank (i) junior to any other series of Preferred Stock duly established by the Board, the terms of which shall specifically provide that such series shall rank prior to the Series B Preferred, whether now existing or hereafter created (the "Senior Preferred Stock"), (ii) on a parity with any other series of Preferred Stock duly established by the Board, the terms of which shall specifically provide that such series shall rank on a parity with the Series B Preferred, whether now existing or hereafter created (the "Parity Preferred Stock"), and (iii) prior to any other class or series of capital stock of the Corporation, including, without limitation, all classes of the Common Stock, par value $0.01 per share, of the Corporation, whether now existing or hereafter created (the "Common Stock"); all of such classes or series of capital stock of the Corporation to which the Series B Preferred ranks prior, including without limitation the Common Stock, and including, without limitation, junior securities convertible into or exchangeable for other junior securities or phantom stock representing junior securities, are collectively referred to herein as "Junior Securities".

     Section 2. Dividends.

     2A. Holders of the Series B Preferred shall receive, when, as and if declared by the Board out of the funds of the Corporation legally available therefor, a cash dividend per share at the annual rate of 6% of the Stated Value Per Share (equivalent to $3.00 per share per annum), subject to adjustment as provided below. The holders of Series B Preferred also shall be entitled to receive any dividends paid or other distributions made on the Common Stock as if the Series B Preferred held by such holders had been fully converted into Common Stock. Dividends with respect to the Series B Preferred shall be paid quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing June 15, 1997 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board). Dividends on the Series B Preferred shall be cumulative (whether or not declared by the Board) and will accrue without interest from the date of original issuance whether or not at the time such dividend shall accrue or become due or at any time there shall be funds legally available for the payment of dividends. Dividends shall be payable to the holders of record as they appear on the stock books of the transfer agent for the Corporation on such record dates, which shall be not more than 30 days nor less than 10 days preceding the payment dates, as shall be fixed by the Board, provided that holders of shares of Series B Preferred called for redemption on a redemption date falling between a dividend payment record date and the dividend payment date shall, in lieu of receiving such dividend payment on the dividend payment date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption (unless such holders convert such shares to Common Stock, in which case such holders will receive such payment on the corresponding dividend payment date). Dividends payable on the Series B Preferred for the initial dividend period and dividends payable for any period shorter or longer than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.


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     2B. If the initial registration statement filed by the Corporation relating to the distribution of the Series B Preferred by Fruehauf Trailer Corporation ("Fruehauf") or its pledgee in foreclosure has not been declared effective by the Securities and Exchange Commission within 90 days after the date of the initial issuance of the Series B Preferred (the "Closing Date") then the dividend rate on the Series B Preferred shall be increased from 6% to 10% during the period between the end of such 90 day period and the date on which such Registration Statement is declared effective; provided, however, that if the Commission refuses to declare such initial registration statement effective due to the inability of Fruehauf to provide audited financial statements of Fruehauf, required by the Commission for such registration statement, then the interest rate increase described in this Section 2B shall not be applicable unless and until 30 days following the receipt by the Corporation of either (i) all such required audited financial statements of Fruehauf, in form and substance acceptable to the Commission or (ii) an effective waiver by the Commission of the requirement to provide such audited financial statements in order to declare effective such initial registration statement. The Corporation shall use its best efforts to cause the Commission to issue the waiver described in clause (ii) of the preceding sentence as soon as practicable

     2C. If dividends are not paid in full upon the Series B Preferred and any other Parity Preferred Stock, all dividends declared upon shares of Series B Preferred and such other Parity Preferred Stock shall be declared pro rata so that in all cases the amount of dividends declared per share on the Series B Preferred and the other Parity Preferred Stock bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Series B Preferred and the other Parity Preferred Stock bear to each other. Except as set forth above, unless full cumulative dividends on the Series B Preferred have been paid and funds set aside, dividends (other than dividends paid solely in Common Stock or Junior Securities and rights to acquire the foregoing) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or Junior Securities nor may any Common Stock, Junior Securities or rights to acquire the foregoing be redeemed, purchased, or otherwise acquired for any consideration by the Corporation (except for repurchases from employees under employee benefit plans and by conversion into or exchange for Common Stock or Junior Securities).

     Section 3. Liquidation.

     In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Series B Preferred shall be entitled to receive out of the assets of the Corporation legally available for distribution to stockholders (whether representing capital or surplus), before any payment or distribution shall be made on the Common Stock or any other Junior Securities (but after distribution of such assets among, or payment thereof over to, creditors of the Corporation and to holders of any stock of the Corporation with liquidation rights senior to the Series B Preferred, including


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holders of Senior Preferred Stock), the Stated Value Per Share plus the amount of any dividends accrued thereon through the date of distribution (the "Series B Preferred Liquidation Distribution"). After the Series B Preferred Liquidation Distribution has been made, the holders of shares of Series B Preferred shall not be entitled to any further participation in any distribution of assets of the Corporation. If the assets distributable upon such dissolution, liquidation or winding up (as provided above) shall be insufficient to pay cash in an amount equal to the amount of the Series B Preferred Liquidation Distribution to the holders of shares of Series B Preferred, then such assets or the proceeds thereof shall be distributed among the holders of the Series B Preferred ratably in proportion to the respective amounts of the Series B Preferred Liquidation Distribution to which they otherwise would be entitled. The merger or consolidation of the Corporation into or with one or more other persons or entities, a merger or consolidation of any other person or entity with or into the Corporation upon the completion of which the stockholders of the Corporation prior to the merger or consolidation no longer hold a majority of the outstanding equity securities or voting power of the Corporation or the transfer (by lease, sale, conveyance, exchange or otherwise) of all or substantially all of the property or assets of the Corporation in a single transaction or through a series of related transactions, to another person or entity or group of affiliated persons or entities or the entering of any subsidiaries of the Corporation into any such transaction or transactions if such transactions in the aggregate would result in a sale of all or substantially all of the properties or assets of the Corporation and its subsidiaries on a consolidated basis (any such event or events, a "Reorganization Event") shall, at the option of the holders of at least 50% of the Series B Preferred, be deemed to be a Liquidation of the Corporation. In no event shall the sale, transfer, conveyance or exchange of such property to a wholly owned affiliate of the Company constitute a Reorganization Event.

     Section 4. Voting Rights.

     4A. The holders of the Series B Preferred shall be entitled to notice of all stockholders meetings in accordance with the Corporation's bylaws, and except as otherwise required by law or hereinafter provided, the holders of the Series B Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock as a single class, and each share of Series B Preferred shall be entitled to one vote for each share of Common Stock that would be issuable upon conversion of such share on the record date for determining eligibility to participate in the action being taken. In addition to any other rights provided by law, the consent of the holders of a majority of issued and outstanding Series B Preferred, in the aggregate and voting separately as a single class, shall be required to authorize or effect a Reorganization Event or Liquidation.

     4B. If on the date used to determine stockholders of record for any meeting of stockholders for the election of directors, accrued dividends on the shares of Series B Preferred shall not have been paid in an aggregate amount equal to or greater than six quarterly dividends on the shares of Series B Preferred at the time outstanding, then, and in any such event, the

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number of Directors then constituting the Board shall automatically be increased by two Directors and the holders of shares of Series B Preferred, voting as a single class, shall be entitled at such meeting to fill such newly created directorships. Such right to vote as a single class to elect two Directors shall, when vested, continue until all dividends in default on the shares of Series B Preferred shall have been paid in full and, when so paid, such right to elect two Directors separately as a class shall cease, subject always, to the same provisions for the vesting of such right to elect two Directors separately as a class in the case of future dividend defaults.

     4C. So long as any shares of Series B Preferred are outstanding, the number of Directors of the Corporation shall at all times be such that the exercise by the holders of Series B Preferred of the right to elect Directors under the circumstances provided in paragraph 4B above will not contravene any provisions of the General Corporation Law of the State of Delaware, as amended, or the Certificate of Incorporation of the Corporation.

     4D. Directors elected pursuant to paragraph 4B above shall serve until the earlier of (i) the next annual meeting of stockholders of the Corporation and the election (by the holders of shares of Series B Preferred) and qualification of their respective successors or (ii) the date upon which all dividends in default on the shares of Series B Preferred shall have been paid in full. Directors elected pursuant to paragraph 4B above may be removed by, and shall not be removed except by, a vote of the holders of the Series B Preferred, voting as a single class, at a meeting of the stockholders, or the holders of the Series B Preferred called for that purpose. If prior to the end of such term of any Director elected as aforesaid, a vacancy in the office of such Director shall occur during the continuance of a default in dividends on the shares of Series B Preferred by reason other than removal, such vacancy shall be filled for the unexpired term by the appointment by the remaining Director elected as aforesaid of a new Director for the unexpired term of such former Director.

     4E. Without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred, voting separately as a class, the Corporation shall not:

     (i) directly or indirectly alter or change the provisions of the Certificate of Incorporation (including through any Certificate of Amendment or Certificate of Designation relating to, or Certificate of Merger or Consolidation which alters or changes or converts pursuant to a merger or consolidation, the Series B Preferred Stock) so as to materially adversely affect (within the meaning of Section 242(b)(2) of the General Corporation Law of the State of Delaware the powers (including voting powers to which each such share is entitled relative to the shares of Common Stock or other capital stock outstanding immediately prior to such alteration, change or conversion except as such voting powers may be affected by the authorization of any new series of Parity Preferred Stock having the same voting rights (other than the right to vote as part of the same class as the Series B Preferred under the rights granted to


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the Series B Preferred under this Section 4) as Series B Preferred or by the authorization of any other shares of any class which are not entitled to vote together with Series B Preferred in any class vote), preferences or special rights of Series B Preferred; or

     (ii) authorize or create any Senior Preferred Stock or any other class of stock senior to the Series B Preferred as to dividends or upon liquidation.


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     Section 5. Optional Conversion.

     5A. At any time and from time to time after the initial issuance of Series B Preferred, any holder of Series B Preferred may convert all or any of the shares of Series B Preferred held by such holder into a number of fully paid and nonassessable shares of Common Stock computed by multiplying the number of shares to be converted by the Stated Value Per Share of the Series B Preferred plus the amount of any dividends accrued and unpaid thereon through the date of conversion and dividing the result by the Conversion Price. The Conversion Price shall initially be $21.375.

     5B. The Conversion Price shall be adjusted from time to time as follows:

                (i) If the Corporation makes a distribution of shares of Common Stock as a dividend or distribution on the Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

        (ii) If the outstanding shares of Common Stock are subdivided into a greater number of shares, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, if outstanding shares of Common Stock are each combined into a smaller number of shares, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

        (iii) If the Corporation distributes to all or substantially all holders of Common Stock warrants, options or other rights to subscribe for or purchase Common Stock (or securities convertible or exerciseable or exchangeable into Common Stock) entitling them to subscribe for or purchase Common Stock at a price per share less than the Current Market Price per share (determined as provided below) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for

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such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

        (iv) If the Corporation, by dividend or otherwise, distributes to all or substantially all holders of Common Stock, shares of capital stock of the Corporation, evidences of indebtedness, or other non-cash assets (including securities of any corporation other than the Corporation, but excluding any rights or warrants referred to in paragraph 5B(iii) above, any dividend or distribution paid in cash out of the earned surplus of the Corporation and any dividend or distribution referred to in paragraph 5B(i) above), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Current Market Price per share (determined as provided below) of the Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board, whose determination shall be conclusive) of the portion of the assets (including capital stock) or evidences of indebtedness so distributed allocable to one share of Common Stock and the denominator shall be such Current Market Price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

     5C. For the purpose of any computation under paragraph 5B(iii) and paragraph 5B(iv), the "Current Market Price" per share of Common Stock on any day shall be deemed to be the average of the daily Closing Prices for the 15 consecutive Business Days selected by the Board commencing not less than 20 nor more than 30 Business Days before the day of question. The term "Closing Price" on any day shall mean the reported last sale price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Board for that purpose; and the term "Business Day" shall mean each Monday, Tuesday, Wednesday,


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Thursday, and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

     5D. Issuances of warrants, options and securities convertible into Common Stock are deemed to be issuances of the underlying Common Stock for purposes of adjustments to the Conversion Price. Whenever the Conversion Price is adjusted, the Corporation will promptly mail to holders of Series B Preferred a notice of adjustment briefly stating the facts requiring the adjustment and the manner of computing it. Notwithstanding the foregoing provisions of Section 5B above, no adjustment of the Conversion Price will be required to be made in any case until cumulative adjustments amount to a change in the Conversion Price of 1% or more, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in the next subsequent adjustment. All calculations will be made either to the nearest cent or the nearest 1/100 of a share.

     5E. If the Corporation reclassifies or changes its outstanding Common Stock, or consolidates with or merges into or sells or conveys all or substantially all of the assets of the Corporation as an entirety to any person, or is a party to a merger or share exchange that reclassifies or changes its outstanding Common Stock, shares of Series B Preferred will become convertible into the kind and amount of shares of stock and other securities and property (including cash) that the holders of shares of Series B Preferred would have owned immediately after the reclassification, change or transaction if the holders had converted such shares of Series B Preferred into Common Stock immediately before the effective date of the reclassification, change or transaction. If in connection with any such reclassification, consolidation, merger, sale, transfer, or share exchange each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Corporation will provide or cause to be provided to each holder of Series B Preferred (on an as converted basis) the right to elect to receive the securities, cash or other assets into which the Series B Preferred held by such holder will be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election will be made and the effect of failing to exercise the election). The above will similarly apply to successive reclassifications, consolidations, mergers, sales, transfer or share exchanges.

     5F. The Series B Preferred shall be subject to the following conversion procedures:

        (i) Any holder of shares of Series B Preferred desiring to convert any portion thereof into Common Stock shall surrender each certificate representing one or more shares of such Series B Preferred to be converted, duly endorsed in favor of the Corporation or in blank and accompanied by proper instruments of transfer, at the principal business office of the

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Corporation (or such other place as may be designated by the Corporation), and shall give written notice to the Corporation at that office of its election to convert the same, setting forth therein the name or names
(with the address or addresses) in which the shares of Common Stock are to be issued. A conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

        (ii) In the event any Series B Preferred is called for redemption or exchange, the conversion rights pertaining thereto will terminate at the close of business on the business day immediately prior to the redemption or exchange date unless the Corporation defaults in the payment of the redemption price or in the issuance of the security in exchange.

        (iii) As soon as possible after a conversion has been effected (but in any event within three Business Days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

            (a) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

            (b)  payment of the amount payable under subparagraph
                 (vi) below with respect to such conversion; and

            (c)  a certificate representing any shares of Series B
                 Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

        (iv) The issuance of certificates for shares of Common Stock upon conversion of Series B Preferred shall be made without charge to the holders of such Series B Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

        (v) The Corporation shall not close its books against the transfer of Series B Preferred or of Common Stock issued or issuable upon conversion of Series B Preferred in any manner which interferes with the timely conversion of Series B Preferred. The Corporation shall assist and cooperate (but the Corporation shall not be required to expend substantial efforts or funds) with any holder of Series B Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series B

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Preferred hereunder (including, without limitation, making any filings required to be made by the Corporation).

        (vi) If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph, be deliverable upon any conversion of shares of a holder's Series B Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to an amount bearing the same ratio to the fair market value of a whole share of Common Stock of the Corporation, as determined in good faith by the Corporation's Board ("Fair Market Value"), as the fractional interest to which the stockholder would otherwise be entitled bears to a whole share of Common Stock.

        (vii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred, not less than the number of shares of Common Stock issuable upon the conversion of all outstanding Series B Preferred that may then be exercised. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

     Section 6. Optional Redemption Through Debenture Exchange.

     6A. Subject to paragraph 6E of this Section, shares of Series B Preferred shall be redeemable at the option of the Corporation, at any time, in whole but not in part, through the issuance of the Corporation's 6% Convertible Subordinated Debentures due April 15, 2007 (hereinafter referred to as the "Debentures") in redemption of and exchange for the shares of Series B Preferred, in the manner provided in this Section 6.

     6B. Holders of Series B Preferred will be entitled to receive $50 principal amount of the Debentures for each share of Series B Preferred held by them on the Exchange Date (as hereinafter defined).

     6C. The Corporation shall mail notice of its intention to redeem through such an exchange to each holder of record of the shares of Series B Preferred no less than 30 nor more than 60 days prior to the redemption date. Such notice shall be given by first class mail, postage prepaid to the holders of record of shares of Series B Preferred at their respective addresses as the same shall appear on the books of the Corporation, specifying the effective date of the exchange (the "Exchange Date") and the place where certificates for shares of Series B Preferred are to be surrendered for Debentures and stating that dividends on shares of Series B Preferred will cease

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

to accrue on the Exchange Date and that interest on the Debentures will accrue from the Exchange Date, but neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption and exchange with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder received the notice.

     6D. If notice of redemption and exchange has been given pursuant to this
Section 6, then on or after the Exchange Date (unless the Corporation shall default in issuing Debentures in redemption of and in exchange for shares of Series B Preferred) and notwithstanding that any certificates for shares of this series have not been surrendered for exchange, the rights of the holders of the Series B Preferred as stockholders of the Corporation shall cease (except the right to receive Debentures in exchange therefor and such accrued and unpaid dividends to the date of redemption, whether or not earned or declared), and the person or persons entitled to receive the Debentures issuable upon such redemption and exchange shall be treated for all purposes as the registered holder or holders of such Debentures. Upon the surrender (and endorsement, if required by the Corporation) in accordance with such notice of the certificates for shares of Series B Preferred, such certificates shall be exchanged for Debentures and such accrued dividends in accordance with this
Section 6. Notwithstanding the foregoing, if notice of redemption and exchange has been given pursuant to this Section 6 and any holder of shares of Series B Preferred shall, prior to the close of business on the Business Day preceding the Exchange Date, give written notice to the Corporation pursuant to Section 5 hereof of the conversion of any or all of the shares of Series B Preferred to be redeemed and exchanged held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation, and any necessary transfer tax payment, as required by Section 5 hereof), then such redemption and exchange shall not become effective as to such shares to be converted and such conversion shall become effective as provided in Section 5 hereof.

     6E. If on the Exchange Date, the Corporation has failed to pay all dividends accrued and unpaid on the shares of Series B Preferred to the Exchange Date, then no shares of Series B Preferred shall be redeemed and exchanged for Debentures.

     6F. In connection with the issuance of the Debentures, the Corporation will use all reasonable efforts to list the Debentures for trading on the New York Stock Exchange or, if they cannot be so listed, the Corporation will use reasonable efforts to list the Debentures on another principal national securities exchange or include them on a national quotations system.

     Section 7. Optional Redemption.



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

     7A. Subject to paragraph 7D of this Section 7, the Series B Preferred shall be subject to redemption on a pro-rata basis (based on the number of shares), at the option of the Corporation, in whole or from time to time in part, in each case as set forth below, (i) if at any time on and after the Closing Date and prior to the second anniversary of the Closing Date, the average Closing Price of the Common Stock for 10 consecutive trading days during such period equals or exceeds one hundred forty percent (140%) of the Conversion Price then in effect, then for a period of 60 days following the last day of such 10 day period, at a per share redemption price in cash equal to the Stated Value Per Share plus any dividends accrued and unpaid thereon to the date of redemption, and (ii) at any time on or after the second anniversary of the Closing Date, at a per share redemption price in cash equal to the Stated Value Per Share plus any dividends accrued and unpaid thereon to the date of redemption.

     7B. The Corporation shall give each holder of Series B Preferred written notice of each redemption of Series B Preferred held by such holder not less than 30 days nor more than 45 days prior to any redemption date, specifying such redemption date and the number of shares to be redeemed on such date. Notice of redemption having been so given, the number of shares to be redeemed on the redemption date as specified in such notice shall be so redeemed on the specified redemption date, except to the extent that any share of Series B Preferred which is to be so redeemed shall have been surrendered to the Corporation for conversion prior to such redemption date.

     7C. Notwithstanding the foregoing, if notice of redemption has been given pursuant to this Section 7 and any holder of shares of Series B Preferred shall, prior to the close of business on the Business Day preceding the date of redemption, give written notice to the Corporation pursuant to Section 5 hereof of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation, and any necessary transfer tax payment, as required by Section 5 hereof) then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided in Section 5 hereof and any funds which have been deposited by the Corporation, or on its behalf, with a paying agent or for the redemption and exchange of such shares shall (subject to any right of the holder of such shares to receive the dividend payable thereon) immediately upon such conversion be returned to the Corporation.

     7D. If on the date of redemption, the Corporation has failed to pay all dividends accrued and unpaid on the shares of Series B Preferred to be redeemed to the date of redemption then no shares of Series B Preferred shall be redeemed.

     Section 8. Debentures.



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

     8A. The Debentures will be unsecured, subordinated obligations of the Corporation, will be limited in aggregate principal amount to $17,600,000 and will mature on April 15, 2007. The Debentures will bear interest at the same annual rate as the dividends payable on the Series B Preferred, from the date of issuance, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually in arrears on March 15 and September 15 of each year, commencing with the first of such dates to occur after the Exchange Date, to the person in whose name the Debenture is registered at the close of business on the preceding March 1 and September 1, as the case may be. Interest will be payable to the holders of record as they appear on the register of the Corporation on such record dates, provided that holders of Debentures called for redemption on a redemption date falling between an interest payment record date and the interest payment date shall, in lieu of receiving such interest on the interest payment date fixed therefor, receive such interest payment together with all other accrued and unpaid interest on the date fixed for redemption (unless such holders convert such Debentures to Common Stock in which case such holders will receive such payment on the corresponding dividend payment date). Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Debentures will not be subject to any sinking fund. Principal of and premium, if any, and interest on, with respect to, the Debentures will be payable by check mailed to the address of the person entitled thereto. The Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000.

     8B. The Debentures shall be issued under an indenture, which shall be substantially in the form on file with the Secretary of the Corporation on the Closing Date ("Indenture") with a bank or trust company having assets in excess of $100 million and otherwise qualified to serve as a trustee under the Trust Indenture Act of 1939, and shall contain customary terms and conditions and comply in all respects with the Trust Indenture Act of 1939.

     8C. The payment of principal of and premium, if any, and interest on, or with respect to, the Debentures will, to the extent set forth in the Indenture, be subordinated to the payment of certain senior indebtedness of the Company. The Indenture will not prohibit or limit the incurrence of any additional indebtedness.

     8D. The Debentures may be converted in denominations of $1,000 or integral multiples thereof (plus interest accrued to the date of conversion) at any time prior to maturity at the option of the holder into fully paid, nonassessable shares of Common Stock at a conversion price equal to the Conversion Price.
The right to convert Debentures called for redemption will expire at the close of business on the fifth Business Day prior to the redemption date (the "Conversion Termination Date") (unless the Corporation shall default in making the redemption payment when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Debenture is redeemed).




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

     8E. No fractional shares of Common Stock shall be issued upon conversion of the Debentures but, in lieu thereof, an appropriate amount will be paid in cash based on the Closing Price (as defined in the Indenture) on the last trading day before the conversion date.

     Section 9. Registration of Transfer.

     The Corporation shall keep at its principal office a register for the registration of issuances and transfers of Series B Preferred. Upon the surrender of any certificate representing Series B Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series B Preferred represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series B Preferred as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series B Preferred represented by the surrendered certificate.

     Section 10. Replacement.

     Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series B Preferred represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on the shares of Series B Preferred represented by such lost, stolen, destroyed or mutilated certificate.




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

     Section 11. Notices.

     Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).


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     IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 15th day of April, 1997.



                                    ____________________________
                                    Donald J. Ehrlich
                                    President and Chief Executive Officer

ATTEST:


______________________________
Connie L. Koleszar
Assistant Secretary



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